Exhibit 2.1

AMENDMENT NO. 1 TO
THE AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to the Agreement and Plan of Merger (this “Amendment”) is entered into as of March 14, 2022, by and among Rentokil Initial plc, a public limited company incorporated under the laws of England and Wales (“Parent”), Rentokil Initial US Holdings, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Bidco”), Leto Holdings I, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Bidco (“Merger Sub I”), Leto Holdings II, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Bidco (“Merger Sub II”) and Terminix Global Holdings, Inc., a Delaware corporation (the “Company”), each of which is referend to herein as a “Party” and together the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

R E C I T A L S

WHEREAS, on December 13, 2021, the Parties entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, the Parties agreed that, (i) at the First Effective Time, Merger Sub I shall be merged with and into the Company (the “First Merger”), whereupon the separate existence of Merger Sub I shall cease and the Company shall be the surviving corporation (the “First Surviving Corporation”), such that immediately following the First Merger, the First Surviving Corporation shall be a wholly owned direct Subsidiary of Bidco and (ii) immediately following the First Merger, and as part of the same plan, at the Second Effective Time, the First Surviving Corporation shall be merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate existence of the First Surviving Corporation shall cease and Merger Sub II shall be the surviving company (the “Surviving Company”), such that immediately following the Second Merger, the Surviving Company shall be a wholly owned direct Subsidiary of Bidco; and

WHEREAS, the Parties desire to amend the terms of the Merger Agreement as set forth herein in accordance with Section 11.03(a) of the Merger Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

1.           Amendment to Section 10.01(b)(i). Section 10.01(b)(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(i)      the Mergers have not been consummated on or before December 31, 2022 (the “End Date”); provided, that if on the End Date, the conditions to the Closing set forth in Section 9.01(c) (if the injunction, other Order or Applicable Law relates to Antitrust Laws) or Section 9.01(h) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of (x) conditions that by their terms are to be satisfied at the Closing, such conditions shall be reasonably capable of being satisfied on such date and (y) Section 9.02(d), definitive agreements providing for each Required Sale shall have been executed prior to such date and each Required Sale shall be reasonably capable of being consummated prior to March 13, 2023) or waived, then the End Date may be extended by either Parent or the Company to March 13, 2023 (and all references to the End Date herein shall be as so extended); provided, further, that the right to terminate this Agreement or to extend the End Date, as applicable, pursuant to this Section 10.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of the failure of the Mergers to be consummated by such time;”

2.            Merger Agreement Remains in Effect. Except as expressly amended by this Amendment, the Merger Agreement remains in full force and effect and nothing in this Amendment shall otherwise affect any other provision of the Merger Agreement or the rights and obligations of the Parties.

3.            References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment.

4.            Incorporation by Reference. Sections 11.01 (Notices), 11.03 (Amendments and Waivers), 11.06 (Binding Effect; Benefit; Assignment), 11.07 (Governing Law), 11.08 (Jurisdiction/Venue), 11.09 (Waiver of Jury Trial), 11.10 (Counterparts; Effectiveness), 11.11 (Entire Agreement), 11.12 (Severability) and 11.13 (Specific Performance) of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

RENTOKIL INITIAL PLC

By:	/s/ Andy Ransom
Name: Andy Ransom
Title: Chief Executive

RENTOKIL INITIAL US HOLDINGS, INC.

By:	/s/ Stuart Ingall-Tombs
Name: Stuart Ingall-Tombs
Title: President

LETO HOLDINGS I, INC.

By:	/s/ Stuart Ingall-Tombs
Name: Stuart Ingall-Tombs
Title: President

LETO HOLDINGS II, LLC

By:	RENTOKIL INITIAL US HOLDINGS, INC., its managing member

By:	/s/ Stuart Ingall-Tombs
Name: Stuart Ingall-Tombs
Title: President

TERMINIX GLOBAL HOLDINGS, INC.

By:	/s/ Brett T. Ponton
Name: Brett T. Ponton
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]